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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:                           GTF ADVANTAGE FUNDS

Address of Principal Business Office (No. & Street, City,
   State, Zip Code):

                           350 Park Avenue, 19th Floor
                               New York, New York

Telephone Number (including area code): (212) 634-0888

                Name and address of agent for service of process:

                                   Amy N. Kong
                               GTF Advantage Funds
                           350 Park Avenue, 19th Floor
                            New York, New York 10022

                                   Copies to:

                                Jon S. Rand, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                          New York, New York 10022-4677

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
         Section 8(b) of the Investment Company Act of 1940 concurrently with
         the filing of Form N-8A:   Yes [X] No [ ]



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                                   SIGNATURES



           Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 31st day of August, 1997.





                                    GTF ADVANTAGE FUNDS





                                    By: /s/ Amy N. Kong
                                        ---------------------------------

                                    Name:  Amy N. Kong
                                    Title: Trustee, President
                                           and Secretary


ATTEST:



By:  /s/ Carol Chuang
-----------------------------------
Name:  Carol Chuang
Title: Vice President and Treasurer